SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            NOVASTAR FINANCIAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   669947-40-0
                             ----------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                      [ ] Rule 13d-1(b)

                      [ ] Rule 13d-1(c)

                      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1



NY2:\972521\03\K%#H03!.DOC\47660.1237

----------------------------------------------------                                          --------------------
               CUSIP NO. 669947-40-0                                        13G                PAGE 2 OF 8 PAGES
----------------------------------------------------                                          --------------------
---------------- -------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 General Electric Capital Corporation
                 13-1500700
---------------- -------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- -------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- -------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
-------------------------------- ------------- -------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   0
-------------------------------- ------------- -------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   0
---------------- -------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 0
---------------- -------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]

---------------- -------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     0%
---------------- -------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------





                                     Page 2

----------------------------------------------------                                          --------------------
               CUSIP NO. 669947-40-0                                        13G                PAGE 3 OF 8 PAGES
----------------------------------------------------                                          --------------------

---------------- -------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- -------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- -------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- -------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                            Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                            Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                            Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                            Disclaimed (see 9 below)
---------------- -------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares disclaimed by General
                     Electric Capital Services, Inc.
---------------- -------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]

---------------- -------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------





                                     Page 3

----------------------------------------------------                                          --------------------
               CUSIP NO. 669947-40-0                                        13G                PAGE 4 OF 8 PAGES
----------------------------------------------------                                          --------------------

---------------- -------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Company
                     14-0689340
---------------- -------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- -------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- -------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- -------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                            Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- -------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                            Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                            Disclaimed (see 9 below)
-------------------------------- ------------- -------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                            Disclaimed (see 9 below)
---------------- -------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares disclaimed by General
                     Electric Company.
---------------- -------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]

---------------- -------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- -------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                     CO
---------------- -------------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the Common Stock, $.01 par value per share (the "Common Stock"), of NovaStar Financial, Inc., a Maryland corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 1901 West 47th Place, Suite 105, Westwood, KS 66205.

ITEM 2.  PERSON FILING:

           (a)-(c) This statement is being filed by General Electric Capital Corporation ("GE Capital"), a New York corporation, for and on behalf of itself, General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE"). The agreement among each of GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECS is a wholly-owned subsidiary of GE, and GE Capital is a subsidiary of GECS. GE Capital's principal business office is located at 260 Long Ridge Road, Stamford, Connecticut 06927. GECS is a Delaware corporation with its principal business office located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE is a New York corporation with its principal business office located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

           (d)-(e) This statement relates to the Common Stock of the Issuer, $.01 par value per share. The CUSIP No. for such shares is 669947-40-0.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ]        Broker or dealer registered under Section 15 of the
                           Exchange Act

           (b)  [ ]        Bank as defined in Section 3(a)(6) of the Exchange
                           Act

           (c)  [ ]        Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act

           (d)  [ ]        Investment company registered under Section 8 of the
                           Investment Company Act of 1940

           (e)  [ ]        An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E)

           (f)  [ ]        An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F)

           (g)  [ ]        A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G)

           (h)  [ ]        A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act

           (i)  [ ]        A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act

           (j)  [ ]        Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

           If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.  OWNERSHIP.

           (a)-(c) The response of GE Capital, GECS and GE to Items 5,6,7,8, 9 and 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10.  CERTIFICATION.

           (a)   N/A

           (b)   N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2001

                                GENERAL ELECTRIC CAPITAL CORPORATION

                                By: Jonathan K. Sprole
                                    ------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Dept. Operations Manager



                                GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                By: Jonathan K. Sprole
                                    ------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Attorney-in-fact



                                GENERAL ELECTRIC COMPANY

                                By: Jonathan K. Sprole
                                    ------------------------------------------
                                    Name: Jonathan K. Sprole
                                    Title: Attorney-in-fact

                                  EXHIBIT INDEX



           EXHIBIT                            DESCRIPTION
           -------                            -----------

              A Joint Filing Agreement, dated February 6, 2001, among General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company to file joint statement on Schedule 13G

              B Power of Attorney, dated as of February 22, 2000, appointing Jonathan K. Sprole as attorney-in-fact for General Electric Company.

              C Power of Attorney, dated as of February 22, 2000, appointing Jonathan K. Sprole as attorney-in-fact for General Electric Capital Services, Inc.